Exhibit 10.2

The security represented hereby has not been registered under the Securities Act of 1933, as amended (the “Act”). This security cannot be sold or otherwise transferred unless this security is registered under the Act or the Company is furnished with an acceptable opinion of counsel that an exemption from registration is available.

This Subordinated Unsecured Convertible Debenture and the indebtedness evidenced hereby are subordinated in the manner and to the extent set forth herein; and each holder of this Subordinated Unsecured Convertible Debenture, by its acceptance hereof, shall be bound by the subordination provisions hereof.

THIS INSTRUMENT OR CERTIFICATE AND THE RIGHT EVIDENCED HEREBY ARE SUBJECT TO THE TERMS OF THAT CERTAIN SUBORDINATION AGREEMENT, DATED MARCH 21, 2005 AMONG FAMILYMEDS, INC., DRUGMAX, INC. VALLEY DRUG COMPANY SOUTH AND VALLEY DRUG COMPANY AS THE COMPANIES, AMERISOURCEBERGEN DRUG CORPORATION AS SUBORDINATED CREDITOR, AND GENERAL ELECTRIC CAPITAL CORPORATION AS AGENT, AND ANY FUTURE SENIOR LENDERS, AS SENIOR LENDERS (THE “SUBORDINATION AGREEMENT”). ANY TRANSFEREE BY ACCEPTANCE OF SUCH TRANSFER AGREES TO BE BOUND BY THE TERMS THEREOF.

SUBORDINATED UNSECURED CONVERTIBLE DEBENTURE

$11,500,000	March 21, 2005

DRUGMAX, INC., a Nevada corporation (the “Company”), the principal office of which is located at 312 Farmington Avenue, Farmington, CT 06032, for value received hereby promises to pay as set forth below to AmerisourceBergen Drug Corporation (the “Holder”), with offices at 1300 Morris Drive, Chesterbrook, PA, the sum of eleven million five hundred thousand dollars ($11,500,000.00), together with interest at the rate set forth below, and any other charges which may accrue pursuant to the terms of this Subordinated Unsecured Convertible Debenture (this “Debenture”), or such other amount as shall then equal the outstanding principal amount hereof and any unpaid accrued interest hereon and other charges accrued.

The following is a statement of the rights of the Holder of this Debenture and the conditions to which this Debenture is subject, and to which the Holder hereof, by the acceptance of this Debenture, agrees:

1. Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Debenture, the following terms shall have the following meanings:

“Actual Amount Due” means (a) the number of shares of Common Stock to be issued in payment of a Quarterly Principal Payment as determined by dividing $605,263 by the Issue Price or (b) the number of shares of Common Stock to be issued in payment of a Quarterly Interest Payment by dividing the interest then due and owing by the Issue Price.

“Alternate Consideration” shall have the meaning set forth in Section 7.1.

“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions in the Commonwealth of Pennsylvania are authorized or required by law or other government action to close.

“Closing Date” means the date on which this Debenture is executed and delivered by the Company and the original Holder.

“Common Stock” means the common stock, par value $.001 per share, of the Company and securities into which such shares may hereafter have been reclassified.

“Conversion Date” shall have the meaning set forth in Section 4.2.

“Conversion Price” shall have the meaning set forth in Section 6.2.

“Conversion Shares” means the shares of Common Stock issuable (a) upon conversion of the outstanding principal amount of this Debenture and accrued but unpaid interest thereon in accordance with the terms hereof or (b) as payment of the outstanding principal amount of this Debenture and interest thereon in accordance with the terms hereof.

“Debenture Register” shall have the meaning set forth in Section 4.2.

“Deemed Interest Payment Shortfall” shall have the meaning set forth in Section 4.3.

“Deemed Payment Amount” shall have the meaning set forth in Section 4.3.

“Deemed Payment Amount Notice” shall have the meaning set forth in Section 4.3.

“Deemed Principal Payment Shortfall” shall have the meaning set forth in Section 4.3

“Effectiveness Period” shall have the meaning given to such term in the Registration Rights Agreement.

“Equity Conditions” shall mean, during the period in question, (i) the Company shall have duly honored all conversions scheduled to occur or occurring by virtue of one or more Notice of Conversions, if any, and made all payments of principal and interest scheduled to occur or occurring by virtue of one or more notices pursuant to Section 4.1, if any, (ii) all amounts owing in respect of the Debenture shall have been paid; (iii) there is an effective Registration Statement pursuant to which the Holder is permitted to utilize the prospectus thereunder to resell all of the shares issuable pursuant this Debenture (and the Company believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future), (iv) the Common Stock is trading on a Trading Market and all of the shares issuable pursuant to the Transaction Documents are listed for trading on a Trading Market (and the Company believes, in good faith, that trading of the Common Stock on a Trading Market will continue uninterrupted for the foreseeable future), (v) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares issuable pursuant to this Debenture, (vi) there is then existing no Event of Default or event which, with the passage of time or the giving of notice, would constitute an Event of Default, (vii) all of the shares issued or issuable pursuant to the transaction proposed would not violate the limitations set forth in Section 6.3 hereof, and (viii) the Holder is not then in possession of what could be deemed material, non-public information, in the reasonable determination of the Holder.

“Event of Default” shall have the meaning set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fundamental Transaction” shall have the meaning set forth in Section 7.1.

“Issue Price” means the ten (10) day VWAP at the Closing Date.

“Maturity Date” shall have the meaning set forth in Section 2.1.

“Net Proceeds” means the proceeds from the sale of Conversion Shares net of any commissions and other reasonable costs of sale incurred by the Holder.

“Notice of Conversion” shall have the meaning set forth in Section 6.1.

“Original Issue Date” shall mean the date of the first issuance of this Debenture regardless of the number of transfers of the Debenture and regardless of the number of instruments which may be issued to evidence such Debenture.

“Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

“Quarterly Interest Payment” shall have the meaning set forth in Section 3.1.

“Quarterly Payment Date” shall have the meaning set forth in Section 2.1.

“Quarterly Principal Payment” shall have the meaning set forth in Section 2.1.

“Registration Rights Agreement” means that certain Registration Rights Agreement of even date herewith to which the Company and the original Holder are parties, as amended, modified or supplemented from time to time in accordance with its terms.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement, covering among other things the resale of the Conversion Shares and naming the Holder as a “selling stockholder” thereunder.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means that certain Security Agreement of even date herewith among the Holder, the Company, Valley Drug Company South and Familymeds, Inc.

“Senior Lenders” means General Electric Capital Corporation, acting as lender and agent under that certain Amended Credit Agreement, dated as of December 9, 2004, among Familymeds, Inc., Valley Drug Company South, Valley Drug Company (the “GECC Credit Agreement”) and any party providing financing to the Company and/or its subsidiaries to repay or refinance the indebtedness under the GECC Credit Agreement to the extent provided in the Subordination Agreement referenced in the forepart and Section 10 of this Debenture.

“Subordination Agreement” has the meaning given such term in the heading hereof.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq SmallCap Market, the American Stock Exchange, or the Nasdaq National Market.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (b) if the Common Stock is not then listed or quoted on a Trading Market and if prices for the Common Stock are then quoted on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then listed or quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders and reasonably acceptable to the Company.

2. Principal.

2.1 Quarterly Principal Payments. Principal shall be due and payable in nineteen (19) successive quarterly installments of $605,263 (each a “Quarterly Principal Payment”) commencing on March 1, 2006 and on each March 1, June 1, September 1 and December 1 thereafter (each, a “Quarterly Payment Date”) and continuing until September 1, 2010, (the “Maturity Date”), on which date all outstanding amounts shall be paid.

2.2 Payment of Principal in Cash or Common Stock. Quarterly Principal Payments shall be payable in cash or shares of Common Stock in an amount equal to $605,263 divided by the Issue Price, or a combination thereof; provided, however, payment in cash may occur only if approved in writing by GECC or any successor Senior Lenders. Payment in cash shall be made by wire transfer of immediately available funds to such accounts as may be specified by the Holder. If the Company fails to obtain the approval of GECC or any successor Senior Lenders, payment shall be in shares of Common Stock; provided, however, payment in shares of Common Stock may only occur if during the 20 Trading Days immediately prior to the applicable Quarterly Payment Date all of the Equity Conditions have been met and the Company shall have given the Holder notice in accordance with the notice requirements set forth in Section 4 hereof; provided however, in the event the principal amount due on the final Quarterly Payment Date exceeds $605,263 due to adjustments pursuant to Section 4.3 below, the amount of such excess shall be paid by the Company in cash.

2.3 Prepayment. This Debenture may be prepaid in full or in part at any time and from time to time without premium or penalty. The amount prepaid shall be calculated in accordance with Section 4.3 hereof.

3. Interest.

3.1 Interest Rate Calculated at Quarterly Payment Date. Interest on the aggregate unconverted and then outstanding principal balance of this Debenture shall be due and payable on each Quarterly Payment Date commencing on June 1, 2005 (each a “Quarterly Interest Payment”). This Debenture shall bear interest at rate which shall adjust on each Quarterly Payment Date and which shall be deemed to be:

(a) 10% if the Quarterly Interest Payment is made in shares of Common Stock; or

(b) the Prime Rate as published in the Wall Street Journal from time to time (the “WSJ Prime Rate”) plus one percent (1.0%) per annum if the Quarterly Interest Payment is made in cash; the interest rate under this Section 2(b) shall adjust on each Quarterly Payment Date based upon the WSJ Prime Rate in effect on each such Quarterly Payment Date; provided that in no event shall the quarterly interest rate in effect hereunder be less than five percent (5.0%) per annum or greater than ten percent (10%) per annum.

3.2 Interest Rate Calculated at Other Times. For purposes of any conversion of this Debenture at the Holder’s option, the interest rate on the Conversion Date shall be deemed to be 10%. For any other purpose, interest shall be deemed to have accrued since the last Quarterly Payment Date at the interest rate applicable to the last Quarterly Interest Payment.

3.3 Payment of Interest in Cash or Common Stock. Quarterly Interest Payments due and payable on June 1, 2005, September 1, 2005 and December 1, 2005 shall be payable in shares of Common Stock. Commencing March 1, 2006, Quarterly Interest Payments shall be payable in cash or shares of Common Stock in an amount equal to the interest then due and owing divided by the Issue Price, or a combination thereof; provided, however, payment in cash may occur only if approved in writing by GECC or any successor Senior Lender. Payment in cash shall be made by wire transfer of immediately available funds to such accounts as may be specified by the Holder. If the Company fails to obtain the approval of GECC or any successor Senior Lender, payment shall be in shares of Common Stock; provided, however, payment in shares of Common Stock may only occur if during the 20 Trading Days immediately prior to the applicable Quarterly Payment Date all of the Equity Conditions have been met and the Company shall have given the Holder notice in accordance with the notice requirements set forth in Section 4 hereof. Interest shall cease to accrue with respect to any principal amount converted provided that the Company in fact delivers the Conversion Shares within the time period required by Section 6.4(b).

4. Payment of Principal and Interest in Common Stock.

4.1 Company’s Election to Pay Principal and Interest in Common Stock. Subject to the terms and conditions herein and except as otherwise provided in Section 3.3 hereof, the decision whether to pay Quarterly Principal Payments and/or Quarterly Interest Payments in shares of Common Stock or cash shall be at the discretion of the Company. Not less than 20 Trading Days prior to each Quarterly Payment Date, the Company shall provide the Holder with written notice of its election to pay principal and/or interest hereunder either in cash or shares of Common Stock (the Company may indicate in such notice that the election contained in such notice shall continue for later periods until revised). Within 20 Trading Days prior to a Quarterly Payment Date, the Company’s election (whether specific to a Quarterly Payment Date or continuous) shall be irrevocable as to such Quarterly Payment Date. Subject to the aforementioned conditions, failure to timely provide such written notice shall be deemed to be an election by the Company to pay the Quarterly Principal Payment and the Quarterly Interest Payment on such Quarterly Payment Date in cash.

4.2 Mechanics of Payment in Common Stock. To the extent not inconsistent with this Section 4, Section 6.4(b) shall govern the mechanics of payment of principal and interest in common stock, and only for purposes of the payment of principal and/or interest in shares, the Quarterly Payment Date shall be deemed the Conversion Date. Principal and interest hereunder will be paid to the Person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of Debentures (the “Debenture Register”).

4.3 Calculation of Deemed Payment Amount. Within 130 days after each Quarterly Payment Date, the Holder shall provide written notice to the Company of the Deemed Payment Amount (as defined herein) and the adjustment, if any, to the amount of principal then outstanding (the “Deemed Payment Amount Notice”). The “Deemed Payment Amount” shall be the Net Proceeds from sale of the Conversion Shares issued to Holder in payment of the Quarterly Principal Payment and/or Quarterly Interest Payment payable on such Quarterly Payment Date; provided, however, if any portion of such Conversion Shares are not sold within three (3) months after issuance to the Holder (the “Sale Period”), then the Deemed Payment Amount with respect to any unsold Conversion Shares shall be the ten (10) day VWAP for shares of Common Stock for the last ten (10) Trading Days of the applicable Sale Period (net of the lesser of (i) five percent (5%) of such ten (10) day VWAP or (ii) the average rate per share paid during the Sale Period by the Holder in commissions and costs of sale with respect to the Conversion Shares actually sold). Through December 31, 2005, the Holder may in no event sell in any Trading Day Conversion Shares issued in payment of principal and/or interest that, in the aggregate, exceed 25% of the average trading volume of Common Stock for the preceding ten (10) Trading Days. In the event that the Deemed Payment Amount for any Quarterly Payment Date is not equal the Actual Amount Due on such Quarterly Payment Date, the Holder shall make an adjustment to the amount of principal then outstanding in the manner set forth below. In the event that the Actual Amount Due exceeds the Deemed Payment Amount on any Quarterly Payment Date, the amount of principal deemed repaid by the Company on such Quarterly Payment Date shall be limited to the Deemed Payment Amount less the amount of interest then due and owing (such event shall hereinafter referred to as a “Deemed Principal Payment Shortfall”), and no Event of Default shall exist solely as a result of such Deemed Principal Payment Shortfall. In the event that the Actual Amount Due exceeds the Deemed Payment Amount with respect to the Quarterly Interest Payments due on June 1, 2005, September 1, 2005 and December 1, 2005 (such event hereinafter referred to as a “Deemed Interest Payment Shortfall”), the amount of principal then outstanding shall be increased by such shortfall amount, and no Event of Default shall exist solely as a result of such Deemed Interest Payment Shortfall. In the event that the Deemed Payment Amount exceeds the Actual Amount Due on any Quarterly Payment Date, the amount of principal deemed repaid on such Quarterly Payment Date shall be increased by the amount of such excess. The Company shall deliver to the Holder any objection to any calculation of the Deemed Payment Amount and the adjustment, if any, to the amount of principal then outstanding within five (5) Business Days of receipt of such calculation. In the event of any dispute or discrepancy, the records of the Holder shall be controlling and determinative in the absence of demonstrable error. If the calculation of the “Deemed Payment Amount” is required prior to the Company’s receipt of the Deemed Payment Amount Notice, the Deemed Payment Amount shall be calculated, subject to the above described adjustment following receipt of the Deemed Payment Amount Notice, as (x) the number of Conversion Shares issued to Holder in payment of the Quarterly Principal Payment and/or Quarterly Interest Payment payable on a Quarterly Payment Date multiplied by (y) the ten (10) day VWAP for shares of Common Stock as of such Quarterly Payment Date.

5. Registration of Transfers and Exchanges.

5.1 Different Denominations. This Debenture is exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration of transfer or exchange.

5.2 Reliance on Debenture Register. Prior to due presentment to the Company for transfer of this Debenture, the Company and any agent of the Company may treat the Person in whose name this Debenture is duly registered on the Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

6. Conversion.

6.1 Voluntary Conversion. At any time after the Original Issue Date until this Debenture is no longer outstanding, this Debenture shall be convertible into shares of Common Stock at the option of the Holder, in whole or in part at any time and from time to time (subject to the limitations on conversion set forth in Section 6.3 hereof). The Holder shall effect conversions by delivering to the Company the form of Notice of Conversion attached hereto as Annex A (a “Notice of Conversion”), specifying therein the outstanding principal amount of this Debenture to be converted and, if applicable, any accrued but unpaid interest thereon to be converted and the date on which such conversion is to be effected (a “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is provided hereunder. To effect conversions hereunder, the Holder shall not be required to physically surrender Debentures to the Company unless the entire principal amount of this Debenture plus all accrued and unpaid interest thereon has been so converted. Except as otherwise provided in Section 4.3, conversions hereunder shall have the effect of lowering the outstanding principal amount of this Debenture in an amount equal to the applicable conversion. The Holder and the Company shall maintain records showing the principal amount converted and the date of such conversions. The Company shall deliver any objection to any Notice of Conversion within two (2) Business Days of receipt of such notice. In the event of any dispute or discrepancy, the records of the Holder shall be controlling and determinative in the absence of manifest error. The Holder and any assignee, by acceptance of this Debenture, acknowledge and agree that, by reason of the provisions of this Section 6.1, following conversion of a portion of this Debenture, the unpaid and unconverted principal amount of this Debenture may be less than the amount stated on the face hereof.

6.2 Conversion Price. The conversion price in effect on any Conversion Date shall be equal to the Issue Price (the “Conversion Price”).

6.3 Holder’s Restriction on Conversion. The Company shall not effect a voluntary conversion of this Debenture pursuant to Section 6.1 above during any period, not to exceed one hundred twenty (120) days, when the Company has publicly announced that it is in a “quiet period” with respect to a secondary offering of its securities. In addition, the Company shall not effect any payment of principal or interest in shares of Common Stock, and the Holder shall not have the right to convert any portion of this Debenture, pursuant to Section 6.1 or otherwise, to the extent that after giving effect to such conversion, the Holder (together with the Holder’s affiliates), as set forth on the applicable Notice of Conversion, would beneficially own in excess of 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of this Debenture with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (a) conversion of the remaining, unconverted portion of this Debenture beneficially owned by the Holder or any of its affiliates and (b) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 6.3, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. To the extent that the limitation contained in this Section 6.3 applies, the determination of whether this Debenture is convertible (in relation to other securities owned by the Holder) and of which a portion of this Debenture is convertible shall be in the sole discretion of such Holder. To ensure compliance with this restriction, the Holder will be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this Section 6.3 and the Company shall have no obligation to verify or confirm the accuracy of such determination. For purposes of this Section 6.3, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Form 10-Q or Form 10-K, as the case may be, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Company’s Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of the Holder, the Company shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Debenture, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.

6.4 Mechanics of Conversion.

(a) Conversion Shares Issuable Upon Conversion of Principal and Accrued Interest. The number of shares of Common Stock issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) the outstanding principal amount of this Debenture to be converted and, if applicable, any accrued but unpaid interest thereon to be converted by (y) the Conversion Price.

(b) Delivery of Certificate Upon Conversion. Not later than three (3) Trading Days after any Conversion Date, the Company will deliver to the Holder a certificate or certificates representing the Conversion Shares which shall be free of restrictive legends and trading restrictions representing the number of shares of Common Stock being acquired upon the conversion of this Debenture pursuant to Section 6.4(a) hereof. The Company shall, if available and if allowed under applicable securities laws, use its commercially reasonable efforts to deliver any certificate or certificates required to be delivered by the Company under this Section 6.4(b) electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions.

(c) Failure to Deliver Certificates. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable Holder by the third Trading Day after a Conversion Date, the Holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the certificates representing the principal amount of Debentures tendered for conversion; provided that if as a result of the limitations set forth in Section 6.3 hereof, such failure by the Company is for a portion of the Conversion Shares for which a Notice of Conversion has been delivered, the Holder shall be permitted to rescind solely that portion not so converted.

(d) Obligation Absolute. The Company’s obligations to issue and deliver the Conversion Shares upon conversion of this Debenture in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares; provided, however, such delivery shall not operate as a waiver by the Company of any such action the Company may have against the Holder. In the event a Holder of this Debenture shall elect to convert any or all of the outstanding principal amount hereof and accrued but unpaid interest thereon, the Company may not refuse conversion based on any claim that the Holder or any one associated or affiliated with the Holder of has been engaged in any violation of law, agreement or for any other reason, unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or part of this Debenture shall have been sought and obtained and the Company posts a surety bond for the benefit of the Holder in the amount of 150% of the principal amount of this Debenture then outstanding, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of an injunction precluding the same, the Company shall issue Conversion Shares upon a properly noticed conversion. Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 8 hereof for the Company’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holders from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(e) Damages for Failure to Timely Deliver Certificates Upon Conversion. The Company acknowledges that the Holder may determine, in its sole discretion, to sell Conversion Shares immediately upon conversion or payment thereof and, therefore, delivery of such certificate or certificates pursuant to Section 6.4(b) by the third Trading Date after the Conversion Date is of the essence. The Company further acknowledges that in addition to any other rights available to the Holder, if the Company fails for any reason, other than as a result of the limitations set forth in Section 6.3 hereof, to deliver to the Holder such certificate or certificates pursuant to Section 6.4(b) by the third Trading Day after the Conversion Date, the Company shall be responsible for any damages incurred by the Holder as a result of such failure.

(f) Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of the Debenture and payment of principal and interest on the Debenture, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder, not less than such number of shares of the Common Stock as shall be issuable upon the conversion of the outstanding principal amount of this Debenture and accrued but unpaid interest thereon and payment of principal and interest hereunder. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and, if the Registration Statement is then effective under the Securities Act, registered for public sale in accordance with such Registration Statement.

(g) Fractional Shares. Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of the Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the VWAP at such time. If the Company elects not, or is unable, to make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(h) Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of the Debenture shall be made without charge to the Holder thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such Debenture so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

7. Fundamental Transaction, Notice to Holders and Subdivision or Combination of Common Stock.

7.1 Fundamental Transaction. If, at any time while this Debenture is outstanding, (a) the Company effects any merger or consolidation of the Company with or into another Person, (b) the Company effects any sale of all, or substantially all, of its assets in one or a series of related transactions, (c) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (d) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then upon any subsequent conversion of this Debenture, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Debenture following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new debenture consistent with the foregoing provisions and evidencing the Holder’s right to convert such debenture into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7.1 and ensuring that this Debenture (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

7.2 Notice to Allow Conversion by Holder. If (a) the Company shall declare a dividend (or any other distribution) on the Common Stock; (b) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (c) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (d) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; (e) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Debenture, and shall cause to be mailed to the Holder at its last address as it shall appear upon the stock books of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder is entitled to convert this Debenture during the 20-day period commencing the date of such notice to the effective date of the event triggering such notice.

7.3 Subdivision or Combination of Common Stock. If the Company at any time after subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, or combines (by combination, reverse stock split or otherwise) one or its outstanding shares of Common Stock into a smaller number of shares, appropriate inversely proportional adjustments shall be made to the Issue Price, and appropriate adjustments shall be made in making other determinations hereunder

8. Events of Default

8.1 Events of Default Defined. The Company shall be in default under this Debenture upon the occurrence of any of the events specified in this Section 8.1 (any of the following being an “Event of Default”):

(a) Default in the payment of the principal and accrued but unpaid interest of this Debenture when due and payable and failure to cure within fifteen (15) business days of written notice; or

(b) The Common Stock shall not be eligible for quotation on or quoted for trading on a Trading Market and shall not again be eligible for and quoted or listed for trading thereon within five (5) Trading Days; or

(c) A Registration Statement shall not have been declared effective by the SEC on or before the 180th calendar day after the Closing Date; or

(d) If, during the Effectiveness Period (as defined in the Registration Rights Agreement), the effectiveness of the Registration Statement lapses for any reason or the Holder shall not be permitted to resell Registrable Securities (as defined in the Registration Rights Agreement) under the Registration Statement, in either case, for more than 30 consecutive Trading Days or 60 non-consecutive Trading Days during any 12 month period; provided, however, that in the event that the Company is negotiating a merger, consolidation, acquisition or sale of all or substantially all of its assets or a similar transaction and in the written opinion of counsel to the Company, the Registration Statement, would be required to be amended to include information concerning such transactions or the parties thereto that is not available or may not be publicly disclosed at the time, the Company shall be permitted an additional ten (10) consecutive Trading Days during any 12 month period relating to such an event; or

(e) An Event (as defined in the Registration Rights Agreement) shall not have been cured to the satisfaction of the Holder prior to the expiration of thirty days from the Event Date (as defined in the Registration Rights Agreement) relating thereto (other than an Event resulting from a failure of an Registration Statement to be declared effective by the SEC on or prior to the Effectiveness Date (as defined in the Registration Rights Agreement), which shall be covered by Section 8(d); or

(f) The Company shall fail for any reason, other than as a result of the limitations set forth in Section 6.3 hereof, to deliver certificates to the Holder prior to the fifth (5th) Trading Day after a Conversion Date pursuant to and in accordance with Section 6.4 or the Company shall provide notice to the Holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversions of this Debenture in accordance with the terms hereof; or

(g) If the Company shall materially fail to perform any material term, covenant or agreement of this Debenture, or

(h) Business failure or admission of inability to pay debts as they become due of, or an assignment for the benefit of creditors by or the filing of a petition under bankruptcy, insolvency or debtor’s relief law, commenced against the Company or any of its subsidiaries (each, a “Bankruptcy Event”) which is not discharged within sixty (60) business days.

8.2 Remedies Upon Event of Default. Subject to the provisions of Section 10 below and any Subordination Agreement, upon the occurrence of an Event of Default:

(a) The entire principal amount of this Debenture and all interest thereon and all other amounts accrued hereunder shall at the option of the Holder be automatically accelerated and be immediately due and payable whether in cash or by check, or, solely at the Holder’s option, in shares of Common Stock; or

(b) To the extent set forth in the Security Agreement, the Holder shall have the right to exercise the remedies as “secured party” under the Security Agreement; or

(c) The Holder shall have all of the rights and remedies provided to the Holder, at law and in equity, by statute or otherwise, and no remedy herein conferred upon the Holder is intended to be exclusive of any other remedy and each remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in, equity, by statute or otherwise

Upon the occurrence and during the continuance of an Event of Default, interest on the outstanding principal amount of this Debenture shall accrue and be payable at the lesser of twelve percent (12%) per annum or the highest amount permitted by law.

8.3 Registration Defaults. Upon the occurrence of and during the continuance of any of the events specified in Section 8.3(a) or (b) hereof, interest on the outstanding principal amount of this Debenture shall accrue and be payable at the lesser of eighteen (18%) or the highest amount permitted by law:

(a) A Registration Statement shall not have been filed with the SEC on or before the 45th calendar day after the Closing Date; or

(b) A Registration Statement shall not have been declared effective by the SEC on or before the 90th calendar day after the Closing Date or, if the SEC conducts a full or limited review of such Registration Statement, on or before the 120th calendar day after the Closing Date.

9. Debenture Holder Not Shareholder. This Debenture does not confer upon the Holder hereof, as such, any right whatsoever as a shareholder of the Company.

10. Subordination. The payment of the principal of and interest on this Debenture is subordinated, to the extent and in the manner provided in that certain Subordination Agreement of even date herewith among the Company, Familymeds, Inc., Valley Drug Company South, Valley Drug Company, as the Companies, the Holder as Subordinated Creditor and GECC, as agent, or any future Senior Lender (as defined therein) as Senior Lenders. Notwithstanding any other provision of this Debenture to the contrary, all rights and remedies of the Holder hereunder are subject to the terms and conditions of the Subordination Agreement.

11. Guaranty of Debenture. Concurrently herewith, Valley Drug Company South and Familymeds, Inc. each shall execute a continuing guaranty agreement relating to this Debenture, in the form attached hereto as Annex B.

12. Waiver and Amendment. Any amendment, waiver or modification of any provision of this Debenture must be executed, in writing by the party against which it is to be enforced.

13. Severability. If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Debenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

14. Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

15. Assignment. Subject to the restrictions on transfer described in Section 16 below, the rights and obligations of the Company and the Holder of this Debenture shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

16. Transfer of this Debenture. The Holder may not assign, exchange, encumber, pledge, transfer, or otherwise dispose of this Debenture without the prior written consent of the Company and without such assignee having executed an acknowledgment of the Subordination Agreement in form and substance satisfactory to the Senior Lender. The Company will not unreasonably withhold or delay consent to the assignment or transfer of this Debenture to any other direct or indirect subsidiary of AmerisourceBergen Corporation, or its successor.

17. Release. The Company hereby waives and releases:

(a) all procedural errors, defects and imperfections in any proceeding instituted by Holder under this Debenture or any related documentation;

(b) unless specifically required herein, all defects in any notices of the Company’s default or of Holder’s election to exercise, or Holder’s actual exercise of, any option under this Debenture or any related documentation.

18. Waiver. Any waiver by the Company or the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Company or the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture. Any waiver must be in writing.

19. Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if telegraphed or mailed by registered or certified mail, postage prepaid, at the respective addresses of the parties as set forth herein. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given when personally delivered or when deposited in the mail or telegraphed in the manner set forth above and shall be deemed to have been received when delivered.

20. Lost or Mutilated Debenture. If this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Company.

21. Governing Law. This Debenture shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, excluding that body of law relating to conflict of laws.

22. Heading; References. All headings used herein are used for convenience only and shall not be used to construe or interpret this Debenture. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

23. Costs of Enforcement. The Company agrees to pay as incurred all costs and expenses, including reasonable attorneys’ fees, incurred by the Holder in connection with the enforcement of this Debenture or the protection or preservation of any rights of the Holder hereunder, including enforcement in any voluntary or involuntary bankruptcy proceeding filed by or against the Company or any guarantor hereof.

24. Stock Direct Program. In order to facilitate the Holder’s ability to successfully sell Conversion Shares, the Holder agrees to consider in good faith selling shares through any stock direct sales program the Company may implement, or any stock broker the Company may suggest, from time to time.

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IN WITNESS WHEREOF, the Company has caused this Debenture to be issued this 21st day of March, 2005.

DRUGMAX, INC.		Witness:

By:
Printed Name:	Edgardo A. Mercadante	Printed Name:
Title:	President and CEO	Title:

Corporate Seal